Exhibit 99.1

MESA LABS ANNOUNCES AMENDMENT TO CREDIT FACILITY AND

REPURCHASE OF SENIOR CONVERTIBLE NOTES

Lakewood, Colorado, April 8, 2024 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today announced the closing of its Amended and Restated Credit Agreement (the “Credit Agreement”), which provides up to $200 million of senior secured debt through a syndicate of banks led by JPMORGAN CHASE BANK, N.A. The Credit Agreement includes a $75 million senior secured term loan facility (the “Term Loan”) and a $125 million senior secured revolving credit facility (the “Revolver”), both of which mature in April 2029. The Credit Agreement includes a ten-year amortization schedule and no springing maturity relating to the Company’s 1.375% Convertible Senior Notes due August 2025 (the “2025 Notes”). Both the Term Loan and the Revolver bear interest at a rate of SOFR plus an applicable margin ranging from 1.5% to 3.5%, depending on the Company’s total Net Leverage Ratio. Proceeds from the Term Loan and Revolver will be used to pay down the Company’s 2025 Notes and for normal operating expenditures. The Credit Agreement also allows funds to be used for permitted acquisitions.

Additionally, Mesa has entered into separate, privately negotiated transactions with certain holders of the 2025 Notes to repurchase $75 million aggregate principal amount of the 2025 Notes for an aggregate repurchase price in cash of $71.25 million. The repurchases are expected to close on or about April 11, 2024, subject to customary closing conditions.

Following these repurchases, $97.5 million aggregate principal of the Company’s 2025 Notes will remain outstanding, and the Company will have $125.5 million of long-term debt outstanding under its Term Loan and the Revolver. “We are pleased to have implemented a solution to partially settle the 2025 Notes in cash, thereby reducing potential dilution to our shareholders related to the notes. We utilized the proceeds from the Term Loan to fund the repurchases and we plan to utilize free cash flow and proceeds from the revolver to pay off the remaining notes at maturity,” said John Sakys, Chief Financial Officer of Mesa. “After the acquisition of GKE GMBH in October 2023 and GKE China on December 31, 2023, our total Net Leverage Ratio, as calculated per the terms of our Credit Facility, was less than 3.9x. Consistent with our approach after previous acquisitions, we are committed to paying down our debt balances. We aim to reduce our total net leverage ratio to below 3x over approximately the next 18 months,” concluded Mr. Sakys.

^ Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense. In addition, EBITDA gives effect to trailing 12 months pro-forma ownership of GKE and adds back certain GKE acquisition expenses.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help its customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections.  Forward-looking statements include statements relating to the use of proceeds from the Term Loan and the Revolver, the closing of the 2025 Note repurchase, the source of funds to pay amounts due upon maturity of the remaining 2025 Notes, and the Company’s future Net Leverage Ratio. Generally, the words “expect,” “anticipate,” “seek,” “intend,” “plan,” “believe,” “could,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements are based upon current information and expectations. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, and our business, see our Annual Report on Form 10-K for the year ended March 31, 2023, as well as other risks and uncertainties detailed from time to time in our reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof, to provide any updates, or to reflect the occurrence of future events.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com